Master Demand Business Loan Note

Due on Demand                                      $2,500,000.00

No. ___________________                            Date:   June 21, 1999

Promise to Pay. For value received, Alternate Marketing Networks, Inc. (the "Borrower") promises to pay On Demand to Bank One, Michigan (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00), or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of:

     1/2 % per annum above the rate announced from time to time by the Bank as its "prime" rate (the "Note Rate"), which rate may not be the lowest rate charged by the Bank to any of its customers, until maturity, whether by demand, acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid. Each change in the "prime" rate will immediately change the Note Rate.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

The Borrower will pay this sum on demand. Until demand, the Borrower will pay consecutive monthly installments of interest only commencing July 31, 1999.

Late Fee. If any payment is not received by the Bank within fifteen days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the lesser of five percent of the past due amount or $350.00.

Master Demand Note. The Bank has authorized a discretionary credit facility to the Borrower in a principal amount not to exceed the face amount of this note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower at the Bank's sole discretion. This note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note.
The Borrower acknowledges and agrees that no provision of this note and no course of dealing by the Bank shall commit the Bank to make loans to the Borrower and that notwithstanding any provision of this note or any other instrument or document, all loans evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

Credit Agreement. This note evidences a debt under the terms of a Credit Authorization Agreement between the Bank and the Borrower dated of even date, and any amendments.

Security. To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint, or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);
2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;
3.  All balances of deposit accounts of the Borrower with the Bank;
4. The following additional property: Accounts Receivable of Borrower and Guarantors as defined in the Credit Agreement.

Bank's Right to Setoff. The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

Representations by Borrower. Each Borrower represents: (a) that the execution and delivery of this note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this note is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this note and the performance of the obligations it imposes
(i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by laws, or any partnership, operating or other agreement governing its affairs.

Events of Default/Acceleration. If any of the following events occurs, this note shall be due immediately without notice at the Bank's option whether or not the Bank has made demand.
1. The Borrower or any guarantor of this note ("Guarantor") fails to pay when due any amount payable under this note or under any agreement or instrument evidencing debt to any creditor;
2. The Borrower or any Guarantor (a) fails to observe or perform any other term of this note; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this note) such that the creditor declares the debt due before its maturity;
3. There is a default under the terms of any loan agreement, mortgage, security agreement, or any other document executed as part of the loan evidenced by this note, or any guaranty of the loan evidenced by this note becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
5. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
6. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;
7. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without the consent of the party against which the appointment is made and is not removed within 60 days after such appointment;
8. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
9. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor;
10. The Borrower or any Guarantor dies;
11. The Borrower or any Guarantor, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases or otherwise acquires a material part of the assets of any other corporation or business entity except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower so long as the Borrower is the survivor);
12. The loan-to-value ratio of any pledged securities at any time exceeds
    %, and such excess continues for five (5) days after notice from the Bank to the Borrower;
13. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse;
14. The Bank in good faith deems itself insecure.

Remedies. If this note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waiver. Each endorser and any other party liable on this note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the Collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

Miscellaneous. The Borrower, if more than one, shall be jointly and severally liable, and the term "Borrower" shall mean any one or more of them. This note shall be binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this note. This note is delivered in the State of Michigan and governed by Michigan law. Section headings are for convenience of reference only and shall not affect the interpretation of this note.

Waiver of Jury Trial. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

Address:                              Borrower:

One Ionia, S.W.                       Alternate Marketing Networks, Inc.
Suite 300
Grand Rapids, MI  49503-4145          By:/s/Sandra J. Smith
___________________________________   Sandra J. Smith, Chief Financial Officer

Credit Authorization Agreement

Bank One, Michigan (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and individually, as designated below) to Alternate Marketing Networks, Inc. (the "Borrower"), whose address is One Ionia, S.W., Suite 300, Grand Rapids, MI 49503-4145, subject to the terms and conditions set forth in this agreement.

1.0  Credit Facilities.

     1.1 Uncommitted Credit Authorizations. The Bank has approved the uncommitted credit authorizations listed below (collectively, the "Credit Authorizations," and individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements under the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.

         A. Facility A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $2,500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this
            Section 1 as the "Notes"). The proceeds of Facility A shall be used for the following purpose: working capital. Facility A shall expire on June 30, 2000 unless earlier withdrawn.

2.0  Conditions Precedent.

     2.1 Conditions Precedent to Initial Extension of Credit. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the funding of a Lease or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

         A. Loan Documents. The Notes, and if applicable, the Leases, the letter of credit applications, the security agreement, financing statements, mortgage, guaranties, subordination agreements and any other loan documents which the Bank may reasonably require to give effect to the transactions described by this agreement;

         B. Evidence of Due Organization and Good Standing. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement;

         C. Evidence of Authority to Enter into Loan Documents. Evidence satisfactory to the Bank that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described by this agreement and the other loan documents, and (ii) the person signing on behalf of each party is authorized to do so; and
         D. Year 2000 Assessment. If requested by the Bank, information satisfactory to the Bank regarding the Borrower's plan for addressing Year 2000 issues. "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations, and financial condition of the Borrower and of the Borrower's material customers, suppliers and vendors.

     2.2 Conditions Precedent to Each Extension of Credit.   Before any
         extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the funding of a Lease or otherwise, the following conditions shall have been satisfied:

         A. Representations. The Representations contained in this agreement shall be true on and as of the date of the extension of credit;

         B. No Event of Acceleration. No event of acceleration shall have occurred and be continuing or would result from the extension of credit;

         C. Continued Satisfaction. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

         D. Additional Approvals, Opinions, and Documents. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

3.0  Borrowing Base/Annual Pay Down.

     3.1 Borrowing Base. Notwithstanding any other provision of this agreement, the aggregate principal amount outstanding at any one time under Facility A shall not exceed the lesser of the Borrowing Base or $2,500,000. Borrowing Base means:

         A. 70% of the Borrower's and Guarantors' trade accounts receivable in which the Bank has a perfected, first priority security interest, excluding accounts more than 90 days past due from the date of invoice, accounts subject to offset or defense, government, bonded, affiliate and foreign accounts, accounts from trade debtors of which more than 50% of the aggregate amount owing from the trade debtor to the Borrower is more than 90 days past due, and accounts otherwise unacceptable to the Bank.

4.0  Fees and Expenses.

     4.1 Out-of-Pocket Expenses. The Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

5.0  Security.

     5.1 Payment of the borrowings and all other obligations under the Credit Facilities shall be secured by a first security interest and/or real estate mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

         A. Accounts Receivable. All of the Borrower's and Guarantors' accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Michigan Uniform Commercial Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

     5.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

     5.3 Additional Collateral/Setoff. To further secure payment of the borrowings and all other obligations under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the obligations under the Credit Facilities, in whole or partial payment of such obligations or other present or future liabilities, without any requirement of mutual maturity.

     5.4 Cross Lien. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities.

6.0 Guaranties. Payment of the Borrower's obligations under the Credit Facilities shall be guaranteed by National Home Delivery, Inc. and Alternate Postal Direct, Inc., by execution of the Bank's form of guaranty agreement. The liability of the guarantors, if more than one, shall be joint and several.

7.0  Subordination. Reserved.

8.0 Affirmative Covenants. So long as any debt or obligation remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

     8.1 Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

     8.2 Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.
     8.3 Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank retains the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

     8.4 Notice. Give prompt notice to the Bank of the occurrence of (i) any Event of Acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

     8.5  Collateral Audits.  Reserved.

     8.6  Management.  Reserved.

     8.7 Financial Reports. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum:
          If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.

          A. Within 45 days after each quarterly period, a balance sheet as of the end of that period and statements of income, cash flows, and retained earnings from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

          B. Within 90 days after, and as of the end of, each of its fiscal years, a detailed audit including a balance sheet and statements of income, retained earnings, and cash flows certified by an independent certified public accountant of recognized standing.

          C. Within 30 days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents:
                 (1) a list of accounts receivable of Borrower and Guarantors, aged from date of invoice;
                 (2) a list of accounts payable of Borrower and Guarantors, aged from date of receipt.

     8.8  Environmental Certificate.  Reserved.

     8.9 Year 2000 Issues. The Borrower will take all actions reasonably necessary to assure that Year 2000 Issues will not have a material adverse effect on the business operations or financial condition of the Borrower. Upon the Bank's request, the Borrower will provide the Bank with a description of its plan to address Year 2000 Issues, including updates and progress reports. Borrower will advise the Bank of any reasonably anticipated material adverse effect on the business operations or financial condition of the Borrower as a result of Year 2000 Issues.

9.0  Negative Covenants.  Reserved.

10.0 Representations by Borrower. Each Borrower represents that: (a) the execution and delivery of this agreement, the Notes, and the Leases and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the consent or approval of any governmental authority or other third party; (b) this agreement, the Notes, and the Leases are valid and binding agreements, enforceable in accordance with their terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement, the Notes, and the Leases and the performance of the obligations they impose (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

11.0 Acceleration.

     11.1 Events of Acceleration. If any of the following events occurs, the Credit Facilities shall terminate and all borrowings and other obligations under them shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

          A. The Borrower or any guarantor of any of the Credit Facilities, the Notes or the Leases ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor;
          B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement, the Notes or the Leases; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;
          C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the obligations under the Credit Facilities becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
          D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
          E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
          F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;
          G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;
          H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
          I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor;
          J. The Borrower or any Guarantor dies;
          K. The Borrower or any Guarantor, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing, (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);
          L. The loan-to-value ratio of any pledged securities at any time exceeds %, and such excess continues for five (5) days after notice from the Bank to the Borrower;
          M. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse; or
          N. The Bank in good faith shall deem itself insecure.

     11.2 Remedies. If the borrowings and all other obligations under the Credit Facilities are not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

12.0 Miscellaneous.

     12.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

     12.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion

     12.3 This agreement, the Notes, the Leases and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Notes or the Leases shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes or the Leases in any other jurisdiction.

     12.4 The Borrower, if more than one, shall be jointly and severally liable.

     12.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

     12.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

13.0 Waiver of Jury Trial. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

Executed by the parties on:  June 21, 1999.


Bank One, Michigan                    Borrower:

By: /s/ Kevin M. Paul                 By: /s/ Sandra J. Smith
 Kevin M. Paul, First Vice President  Sandra J. Smith, Chief Financial Officer

Address for Notices:                  Address for Notices:

200 Ottawa Ave., N.W.                 One Ionia, S.W., Suite 300
Grand Rapids, MI  49503               Grand Rapids, MI  49503-4145

Fax/Telex No.(616)771-7231            Fax/Telex No.  (616)235-3405